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                                                                      EXHIBIT 11
                                                                      ----------
                              INTIMATE BRANDS, INC.

                        COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)

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                                                         Thirteen Weeks Ended
                                                   -----------------------------
                                                       May 3,         May 4,
                                                        1997           1996
                                                   --------------  -------------
       Net income                                        $32,898        $25,235
                                                   ==============  =============

       Common shares outstanding:

         Weighted average                                252,700        252,700

         Dilutive effect of stock options                    560             57

         Weighted average treasury shares                  (169)              -
                                                   --------------  -------------

         Weighted average used to calculate
            net income per share                         253,091        252,757
                                                   ==============  =============

       Net income per share                                 $.13           $.10
                                                   ==============  =============

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